POWER OF ATTORNEY


     The undersigned hereby constitute and appoint Marie E. Connolly, Richard W. Ingram, Christopher J. Kelley, Kathleen K. Morrisey, Michael S. Petrucelli and Elba Vasquez, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her, and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments to the Registration Statement of each Fund enumerated on Exhibit A hereto (including post-effective amendments and amendments thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



/s/  David W. Burke                     February 18, 1998
David W. Burke


/s/  Joseph S. DiMartino                February 18, 1998
Joseph S. DiMartino


/s/  Isabel P. Dunst                    February 18, 1998
Isabel P. Dunst


/s/  Lyle E. Gramley                    February 18, 1998
Lyle E. Gramley


/s/  Warren B. Rudman                   February 18, 1998
Warren B. Rudman










                                  EXHIBIT A



                           Dreyfus Cash Management
                     Dreyfus Cash Management Plus, Inc.
                     Dreyfus Cash Government Management
                      Dreyfus Cash Treasury Management
                   Dreyfus Treasury Prime Cash Management
                     Dreyfus Tax Exempt Cash Management
                   Dreyfus Municipal Cash Management Plus
                 Dreyfus New York Municipal Cash Management